As filed with the Securities and Exchange Commission on March 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

West Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	47-0777362
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11808 Miracle Hills Drive Omaha, Nebraska	68154
(Address of Principal Executive Offices)	(Zip Code)

West Corporation 2006 Executive Incentive Plan

West Corporation 2013 Long-Term Incentive Plan

West Corporation Nonqualified Deferred Compensation Plan

West Corporation 2013 Employee Stock Purchase Plan

(Full Title of the Plan)

David C. Mussman

Executive Vice President,

Secretary and General Counsel

11808 Miracle Hills Drive

Omaha, Nebraska 38154

(402) 963-1200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	15,993,491 shares (1)	$20.00	$319,869,820.00	$43,630.24

(1)	Consists of 8,500,000 shares of common stock, par value $0.001 per share (the “Common Stock), that may be issued pursuant to the West Corporation 2013 Long-Term Incentive Plan, 1,000,000 shares of Common Stock that may be issued pursuant to the West Corporation 2013 Employee Stock Purchase Plan, 3,193,491 shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the West Corporation 2006 Executive Incentive Plan and 3,300,000 shares of Common Stock that may be issued pursuant to the satisfaction of deferred compensation obligations under the West Corporation Nonqualified Deferred Compensation Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the employee benefit plans described herein, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

West Corporation, a Delaware corporation (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus filed with the Commission on March 22, 2013 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-162292); and

(2) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 19, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The Registrant’s certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and agents to the fullest extent permitted under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with the Registrant’s executive officers and directors, which require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct). These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to certain unlawful payments of dividend or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation includes such a provision.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The Registrant maintains standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies, (1) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9. UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, in the County of Douglas, State of Nebraska, on March 22, 2013.

WEST CORPORATION

By:	/s/ Thomas B. Barker
Name:	Thomas B. Barker
Title:	Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/S/ THOMAS B. BARKER	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 22, 2013
Thomas B. Barker

/S/ PAUL M. MENDLIK	Chief Financial Officer and Treasurer (Principal Financial Officer)	March 22, 2013
Paul M. Mendlik

/S/ ROBERT (PAT) SHIELDS	Chief Accounting Officer (Principal Accounting Officer)	March 22, 2013
Robert (Pat) Shields

/S/ ANTHONY J. DINOVI	Director	March 22, 2013
Anthony J. DiNovi

/S/ STEVEN G. FELSHER	Director	March 22, 2013
Steven G. Felsher

/S/ SOREN L. OBERG	Director	March 22, 2013
Soren L. Oberg

/S/ LAURA A. GRATTAN	Director	March 22, 2013
Laura A. Grattan

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.02 to Amendment No. 12 to the Registrant’s Registration Statement on Form S-1 filed March 11, 2013)

4.2	Form of Second Amended and Restated By-Laws (incorporated by reference to Exhibit 3.03 to Amendment No. 12 to the Registrant’s Registration Statement on Form S-1 filed March 11, 2013)

4.3	West Corporation 2006 Executive Incentive Plan (incorporated by reference to Exhibit 10.12 to Form 10-Q filed on November 9, 2006)

4.4	Amendment Number One to West Corporation’s 2006 Executive Incentive Plan (incorporated by reference to Exhibit 10.30 to Form 10-K filed February 23, 2011)

4.5	Amendment Number Two to West Corporation’s 2006 Executive Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K dated January 3, 2012)

4.6	Amendment Number Three to West Corporation’s 2006 Executive Incentive Plan (incorporated by reference to Exhibit 10.01 to Form 10-Q dated April 30, 2012)

4.7	West Corporation 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.38 to Amendment No. 12 to the Registrant’s Registration Statement on Form S-1 filed March 11, 2013)

4.8	West Corporation Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.67 to Amendment No. 12 to the Registrant’s Registration Statement on Form S-1 filed March 11, 2013)

4.9	West Corporation 2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.37 to Amendment No. 12 to the Registrant’s Registration Statement on Form S-1 filed March 11, 2013)

*5.1	Opinion of Sidley Austin LLP with respect to validity of issuance of securities

*23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on the signature page of the Registration Statement)

*	Each document marked with an asterisk is filed herewith.